UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2022

PUMA BIOTECHNOLOGY, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35703	77-0683487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10880 Wilshire Boulevard, Suite 2150 Los Angeles, California 90024
(Address of principal executive offices) (Zip Code)

(424) 248-6500
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PBYI	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 16, 2022, Puma Biotechnology, Inc., a Delaware corporation (the “Company”), entered into an exclusive license agreement (the “Agreement”) with Millennium Pharmaceuticals, Inc., a Delaware corporation and wholly owned subsidiary of Takeda Pharmaceutical Company Limited (“Takeda”).

Pursuant to the Agreement, Takeda granted to the Company, under certain of Takeda’s intellectual property rights relating to alisertib, an exclusive (subject to certain retained rights of Takeda), sublicensable (under certain circumstances) license to develop, manufacture and commercialize any therapeutic or diagnostic product containing alisertib (the “Licensed Product”) for the treatment, diagnosis and prophylaxis of disease in humans and animals (the “Field”) globally, subject to the terms of the Agreement.

Pursuant to the Agreement, Takeda will receive an upfront payment of $7 million and potentially receive regulatory and commercial milestone payments totaling up to $287.3 million. In addition, Takeda is entitled to receive tiered royalty payments calculated as a percentage of net sales of the Licensed Products globally, subject to customary deductions, until the latest to occur of, on a country-by-country basis: (i) expiration of the last-to-expire valid claim of specified licensed patent rights; (ii) expiration of regulatory exclusivity; and (iii) the tenth anniversary of the first commercial sale of the applicable Licensed Product in such country.

Pursuant to the Agreement, subject to certain investigator-initiated studies retained by Takeda, the Company is responsible for the research, development, commercialization and exploitation of the Licensed Product in the Field. The Company will conduct clinical development activities pursuant to an agreed clinical development plan, which the Company may update in its discretion throughout the term of the Agreement. Under the Agreement, the Company must use commercially reasonable efforts to research, develop in accordance with the development plan, obtain regulatory approval for and commercialize one Licensed Product in each of the United States, United Kingdom, France, Germany, Italy, Spain and Japan.

The term of the Agreement continues, unless terminated earlier, until the last-to-expire royalty term for the Licensed Product. The Company may terminate the Agreement in its entirety, in its sole discretion, on 120 days’ notice to Takeda. Either party may, subject to specified cure periods, terminate the agreement in its entirety in the event of the other party’s uncured material breach. Either party may also terminate the agreement under specified circumstances relating to the other party’s insolvency. In addition, Takeda may terminate the Agreement in certain circumstances if the Company ceases all development, manufacturing or commercialization activities with respect to all Licensed Products for a continuous period of longer than 12 months, or if the Company challenges the enforceability or validity of any of the licensed patent rights.

The foregoing description of the Agreement does not purport to be a complete description of the Agreement and is qualified in its entirety by reference to the complete text of the Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUMA BIOTECHNOLOGY, INC.

Date: September 22, 2022	By:	/s/ Alan H. Auerbach
Alan H. Auerbach
Chief Executive Officer and President